Exhibit 99.2

FOR IMMEDIATE RELEASE

Contact:        Martha Fleming, Steve Brolly
Fidelity Southern Corporation
(404) 240-1504

FIDELITY SOUTHERN CORPORATION
DECLARES THIRD QUARTER DIVIDEND OF STOCK AND CASH

Atlanta, GA (July 19, 2013) – Fidelity Southern Corporation (NASDAQ: LION) announced that the Board of Directors has approved the distribution on August 14, 2013, of a quarterly dividend to be paid in shares of common stock. The Corporation will distribute one new share for every 170 shares held on the record date of August 1, 2013.

The Corporation further announced that its Board of Directors approved a cash dividend of $.02 per share payable on August 14, 2013, to shareholders of record on August 1, 2013. The $.02 per share cash dividend to be paid on August 14, 2013, does not apply to the additional shares to be issued on that same date as a result of the stock dividend.

Fidelity Southern Corporation, through its operating subsidiaries Fidelity Bank and LionMark Insurance Company, provides banking services and credit-related insurance products through 32 branches in Atlanta, Georgia, a branch in Jacksonville, Florida, and an insurance office in Atlanta, Georgia. SBA, indirect automobile, and mortgage loans are provided through employees located in eleven Southern and Mid-Atlantic states. For additional information about Fidelity's products and services, please visit the website at www.FidelitySouthern.com.